DATA I/O CORPORATION












                                 NOTICE OF 1999

                                 ANNUAL MEETING

                                       and

                                 PROXY STATEMENT

                              DATA I/O CORPORATION





                                 March 29, 1999


To Our Shareholders:

         You are cordially invited to attend the 1999 Annual Meeting of Data I/O Corporation, which will be held at the Company's headquarters at 10525 Willows Road N.E., Redmond, Washington 98052. The meeting will begin at 2:00 p.m. Pacific Daylight Time on Tuesday, May 11, 1999. Following the meeting there will be an opportunity to see some of our exciting new products and to tour our factory.

         Many of the Directors and Officers of the Company will be attending and would be pleased to respond to questions either during or after the meeting. We will review the business operations of the Company for 1998 and the first quarter of 1999 and report on our strategic plan for the future. Formal business will include the election of Directors.

         Please read the proxy materials carefully. Your vote is important. The Company appreciates your considering and acting on the proposals presented. I am looking forward to seeing you on May 11.

                                   Sincerely,






                                   Frederick R. Hume
                                   President and Chief Executive Officer


                                     Page 2

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                              DATA I/O LOCATION MAP



                                    Page 3

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                              DATA I/O CORPORATION

--------------------------------------------------------------------------------
             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - May 11, 1999
--------------------------------------------------------------------------------


To The Shareholders of Data I/O Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Data I/O Corporation (the "Company") will be held at 2:00 p.m. Pacific Daylight Time, on Tuesday, May 11, 1999, at the Company's principal offices, 10525 Willows Road N.E., Redmond, Washington 98052, for the following purposes:


         (1)      Election of Directors:
                  To elect six directors, each to serve until the next annual meeting of shareholders or until their successors are elected and qualified.

         (2)      Other Business:
                  To consider and vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.


The Board of Directors has fixed the close of business on March 2, 1999, as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the 1999 Annual Meeting.


                                          By Order of the Board of Directors




                                          Frederick R. Hume
                                          President and Chief Executive Officer


Redmond, Washington
March 29, 1999


--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

     Whether or not you expect to attend the meeting in person, we urge you to sign, date and return the accompanying proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly returning a signed and dated proxy card will save the Company the extra expense of additional solicitation. An addressed, postage-paid envelope is provided in order to make certain that your shares will be represented at the Annual Meeting.
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                                    Page 4

                              DATA I/O CORPORATION
                             10525 Willows Road N.E.
                            Redmond, Washington 98052
                              --------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 11, 1999

                           INFORMATION REGARDING PROXY

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Data I/O Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 11, 1999, at 2:00 p.m. Pacific Daylight Time, and at any adjournment thereof. Shareholders of record at the close of business on March 2, 1999 (the "Record Date") are entitled to notice of and to vote at the meeting. Management anticipates that this Proxy Statement and a copy of the Company's 1998 Annual Report to Shareholders first will be sent to shareholders on or about March 29, 1999.

A proxy card is enclosed for your use. You are requested on behalf of the Board of Directors to sign, date, and return the proxy card in the accompanying envelope, which is postage-paid if mailed in the United States or Canada.

A proxy in the accompanying form which is properly signed, dated and returned and not revoked will be voted in accordance with the instructions contained therein. To vote on the election of directors, check the appropriate box under Item No. 1 on your proxy card. You may (a) vote for all of the director nominees as a group, (b) withhold authority to vote for all director nominees as a group, or (c) vote for all director nominees as a group except those nominees indicated to the contrary. Proxies which are returned to the Company without instructions will be voted as recommended by the Board of Directors. Any shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice of revocation to the Secretary of the Company, by executing and delivering to the Company another proxy dated as of a later date or by voting in person at the meeting.

                     VOTING SECURITIES AND PRINCIPAL HOLDERS

The only outstanding voting securities of the Company are shares of common stock (the "Common Stock"). As of the Record Date, there were 7,238,311 shares of Common Stock issued and outstanding, and each such share is entitled to one vote at the 1999 Annual Meeting. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock underlying abstentions will be considered present at the Annual Meeting for the purpose of calculating a quorum. Under Washington law and the Company's charter documents, if a quorum is present, the six nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast at the Annual Meeting shall be elected Directors. Abstentions will have no effect on the election of directors. There can be no broker non-votes on the election of directors since brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to the election of directors. Proxies and ballots will be received and tabulated by ChaseMellon Shareholder Services, an independent business entity not affiliated with the Company.

The Common Stock is traded in the over-the-counter NASDAQ National Market System under the symbol DAIO. The last sale price for the Common Stock, as reported by NASDAQ on March 2, 1999, was $1.688 per share.

The following table sets forth information with respect to all shareholders known by the Company to be the beneficial owners of more than five percent of its outstanding Common Stock as of March 2, 1999. Except as noted below, each person or entity has sole voting and investment powers with respect to the shares shown.

                                         Amount & Nature
                                          of Beneficial        Percent of Shares
 Name and Address                           Ownership             Outstanding

 Glen F. Ceiley                            1,202,625(1)             16.6%
 Bisco Industries Inc.
 704 W. Southern Avenue
 Orange, CA  92865

 The Killen Group, Inc.                      501,939(2)              7.0%
 1199 Lancaster Avenue
 Berwyn, PA  19312

 Dimensional Fund Advisors, Inc.             469,300(3)              6.5%
 1299 Ocean Avenue - 11th Floor
 Santa Monica, CA  90401
--------------------

(1) The holding shown is as of March 18, 1999, as reported by Glen F. Ceiley, Bisco Industries, Inc. ("Bisco"), and Bisco Industries, Inc. Profit Sharing and Savings Plan (the "Bisco Plan") on a Schedule 13D filed pursuant to Rule 13d-1(b) or 13d-2(b) of the Securities Exchange Act of 1934. Said Schedule 13D indicates that Mr. Ceiley holds sole voting and dispositive power with respect to 900 shares, Bisco holds sole voting and dispositive power with respect to 792,400 shares and the Bisco Plan holds sole voting and dispositive power with respect to 409,325 shares. Mr. Ceiley is the sole stockholder and President of Bisco and is also the sole trustee of the Bisco Plan.
(2) The holding shown is as of February 17, 1999, as reported by The Killen Group, Inc., a registered investment advisor, and by Robert E. Killen, its Chairman, Chief Executive Officer and sole shareholder, on a
         Schedule 13G filed pursuant to Rule 13d-1 of the Securities Exchange Act of 1934. Said Schedule 13G indicates that the Killen Group holds sole voting power with respect to 271,855 shares and sole dispositive power with respect to 501,939 shares and that Mr. Killen holds sole voting and dispositive power with respect to 2,000 shares.
(3) The holding shown is as of February 11, 1999, as reported by Dimensional Fund Advisors Inc., a registered investment advisor ("Dimensional"), on a Schedule 13G filed pursuant to Rule 13d-1(b) or 13d-2(b) under the Securities Exchange Act of 1934. Said Schedule 13G indicates that one or more affiliates of Dimensional holds sole voting and dispositive power with respect to 469,300 shares.
         Dimensional disclaims beneficial ownership of all of these shares.

Pursuant to a Standstill Agreement dated February 10, 1999 among Mr. Ceiley, Bisco, the Bisco Plan (collectively, the "Bisco Parties") and the Company (the "Standstill Agreement"), the Bisco Parties agreed to vote all shares beneficially owned by such parties for the slate of director nominees recommended in this Proxy Statement by the Company's Board of Directors. Among other things, the Standstill Agreement also: (1) compels the Bisco Parties, other than in response to a proposal to amend the articles of incorporation or a proposal that would require approval by a two-thirds vote of shareholders under Washington law, to vote their shares either (a) in accordance with the recommendation of a majority of the Board of Directors with respect to any proposal voted on by shareholders at a shareholders' meeting or (b) in the same proportion as the percentage of votes cast by the other shareholders of the Company; (2) provides that the Bisco Parties may not beneficially own in the aggregate more than 19.99% of the Company's voting securities; (3) precludes the Bisco Parties from effecting or participating in any tender or exchange offer, proxy solicitation or otherwise taking action, alone or in concert with others, to influence the management, Board or policies of the Company, and (4) requires that the Bisco Parties not vote for the removal from the Board of Directors of any director. Also, in the Standstill Agreement the Company agreed: (1) to appoint Mr. Ceiley to its Board of Directors and to propose and support his reelection to the Board at the 1999 Annual Meeting and (2) to amend the Company's Shareholder Rights Agreement to increase from 15% to 19.99% the percentage of the Company's outstanding stock which may be acquired by the Bisco Parties without triggering the rights under that agreement. Mr. Ceiley also agreed in the Standstill Agreement that, following the expiration of the term of the Standstill Agreement, if any of the Bisco Parties (1) nominates any person (other than Mr. Ceiley) for election to the Board of Directors of the Company at the 2000 Annual Meeting or submits any proposal to the Company for consideration at the 2000 Annual Meeting or (2) seeks to call, or participates in calling, a special meeting of the shareholders of the Company, he will resign from the Board of Directors effective concurrently with the delivery to the Company of such nomination or proposal, or the initiation of the process of calling of a special meeting. The Standstill Agreement expires on February 10, 2000.

Directors' and Officers' Share Ownership

The following table indicates ownership of the Company's Common Stock by each director of the Company, each executive officer named in the compensation tables appearing later in this Proxy Statement, and by all directors and executive officers as a group, all as of March 2, 1999. The Company is not aware of any family relationships between any director, director nominee or executive officer of the Company.

                                   Amount & Nature of     Percent of Shares
Name                              Beneficial Ownership       Outstanding

Glen F. Ceiley (1)                      1,202,625  (2)          16.6%
William C. Erxleben                       275,000  (3)           3.8%
Milton F. Zeutschel (4)                   118,112                1.6%
David C. Bullis (5)                        46,316                (6)
Joel S. Hatlen                             47,073                (6)
Mark L. Edelsward                          35,162                (6)
Susan S. Webber (7)                        29,593  (8)           (6)
Edward D. Lazowska                          7,541                (6)
Keith L. Barnes                             5,777                (6)
Richard A. Mayes (9)                        4,803  (10)          (6)
Paul A. Gary                                1,875                (6)
Frederick R. Hume                               0                (6)
James J. David (11)                             0                (6)
All current directors and
executive officers
as a group (16 persons)                 1,815,577  (12)         25.1%

-------------------------------

(1) Mr. Ceiley was appointed to the Board of Directors on February 10, 1999 pursuant to the terms of a Standstill Agreement. See Page 7 above.
(2) Includes 792,400 shares owned by Bisco, of which Mr. Ceiley is President, director, and sole shareholder, and 409,325 shares owned by the Bisco Plan, of which Mr. Ceiley is the sole trustee. Ownership is as of March 18, 1999.
(3)  Includes options to purchase 275,000 shares exercisable within 60 days.
     Mr. Erxleben resigned from the Company as President and Chief Executive Officer on January 6, 1998 and as a director on January 14, 1998.
(4) Mr. Zeutschel resigned as Acting President in January 1998 and as Acting Chief Executive Officer and director in February 1998.
(5) Mr. Bullis resigned as President and Chief Executive Officer on February 22, 1999, but remains on the Board of Directors.
(6)  Less than 1 percent each.
(7) Ms. Webber resigned from the Company as Vice President-Quality, Customer Service, and Human Resources on January 29, 1999.
(8)  Includes options to purchase 20,875 shares exercisable within 60 days.
(9) Mr. Mayes resigned from the Company as Vice President-Strategic Marketing on January 29, 1999. (10) Includes options to purchase 1,875 shares exercisable within 60 days.
(11) Mr. David was named Acting President of the Company on January 16, 1998 while the Company conducted a search for a Chief Executive Officer.
     On May 1, 1998, Mr. Bullis was named President and Chief Executive
     Officer of the Company. Mr. David remained with the Company until August 31, 1998 to assist in the transition.
(12) Includes options to purchase 428,375 shares exercisable within 60 days.

                        PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, six directors will be nominated for election to serve until the next Annual Meeting or until a successor has been qualified and elected. The Board of Directors has unanimously approved the six nominees named below, all of whom are currently members of the Board of Directors. Although the Board of Directors anticipates that all of the nominees will be available to serve as directors of the Company, should any one or more of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

Recommendation: The Board of Directors recommends a vote FOR each of the Director nominees.

Keith L. Barnes, age 47, was elected to the Board of Directors of the Company in December 1996. Since 1991 Mr. Barnes has been the President of Integrated Measurement Systems, Inc. (IMS), a manufacturer of integrated circuit test equipment. Since 1995 he also has been the Chief Executive Officer of IMS, and since 1991 has served on its Board of Directors.

David C. Bullis, age 46, was elected to the Board of Directors of the Company on May 12, 1998. He served as President and Chief Executive Officer of the Company from May 1998 until his resignation in February 1999, but remains on the Board of Directors. From 1991 to 1998 Mr. Bullis worked at Synopsys, Inc., where he was Senior Vice President and General Manager. Prior to Synopsys, he was vice president and general manager for Logic Modeling and was President, Chief Executive Officer, and founder of Summation, Inc.

Glen F. Ceiley, age 53, was appointed to the Board of Directors of the Company in February 1999 and is nominated for reelection, pursuant to the Standstill Agreement described at page 7 above. Since 1973, Mr. Ceiley has been the President and Chief Executive Officer of Bisco Industries, a distributor of fasteners and electronic components, which owns approximately 17 percent (as of March 18, 1999) of the stock of the Company. Mr. Ceiley is also a director of Family Steak Houses of Florida, Inc. In May 1998, the Securities and Exchange Commission issued a cease and desist order against Bisco in connection with Bisco's purchase of certain shares of Family Steak Houses while its tender offer for shares of Family Steak Houses was outstanding in violation of Rule 10b-13 of the Exchange Act. Bisco consented to the entry of the order without admitting or denying the findings set forth in the order.

Paul A. Gary, age 58, was elected to the Board of Directors of the Company in March 1998. From 1987 until his retirement in 1996, Mr. Gary worked for Lucent Microelectronics (formerly AT&T Microelectronics) in various management positions, the last of which was as Vice President of the Netcom IC Business unit. From 1981 to 1987 he held management positions with Western Electric Company, including Director of Engineering and Director of Manufacturing. From 1967 to 1981, Mr. Gary worked for Bell Laboratories. Mr. Gary is also a director of TriQuint Semiconductors Inc. and Integrated Measurement Systems, Inc.

Frederick R. Hume, age 56, became President and Chief Executive Officer on February 23, 1999. He was appointed to the Board of Directors of the Company in January 1999. From 1988 until his retirement in 1998 Mr. Hume was Vice President and General Manager of Keithley Instruments in Cleveland, Ohio. From 1972 to 1988 he held various management positions at John Fluke Manufacturing, including Group Vice President for Manufacturing and Research and Development. Mr. Hume is also a director of ILX Lightwave.

Edward D. Lazowska, age 48, was appointed to the Board of Directors of the Company in August 1996. Since 1977 Dr. Lazowska has been a member of the faculty of the University of Washington's Department of Computer Science and Engineering. Since 1993 he has held the position of Professor and Department Chair.

Board and Committee Meetings

The Board of Directors has three standing Committees: the Audit Committee, the Compensation Committee, and the Nominating Committee. From January to mid-April 1998 (or, with respect to Ms. Conley and Messrs. Stenquist and Zeutschel, until their respective resignations as directors), Keith L. Barnes, Edward D. Lazowska, Frances M. Conley, Donald R. Stenquist and Milton F. Zeutschel served as members of each of these Committees, with the exception of Mr. Zeutschel, who did not serve on the Compensation Committee. Messrs. Stenquist and Zeutschel resigned as directors in February 1998. From mid-April to December 1998 (or, with respect to Ms. Conley, until her resignation as a director), Mr. Lazowska served on the Compensation and Nominating Committees; Ms. Conley served on the Compensation Committee; Mr. Barnes served on the Audit Committee; and Mr. Gary served on the Audit and Nominating Committees. Ms. Conley resigned as a director in October 1998.

The Audit Committee considers and recommends to the Board of Directors the engagement of independent certified public accountants for the ensuing year and the terms of such engagement; reviews the scope of the audit; periodically reviews the Company's program of internal control and audit functions; receives and reviews the reports of the independent accountants; and reviews the annual financial report to the directors and shareholders of the Company. The Audit Committee met 4 times during fiscal 1998.

The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of the Company's executive officers. The committee administers the Company's management incentive compensation program and its stock option, stock purchase and stock appreciation rights plans. The Compensation Committee reviews all employee benefit programs and approves significant changes in major programs and all new programs. The Compensation Committee met 9 times during fiscal 1998.

The Nominating Committee seeks qualified candidates to serve on the Company's Board of Directors, recommends them for the Board's consideration for election as directors at the Annual Meeting of Shareholders and proposes candidates to fill vacancies on the Board. The Nominating Committee also recommends nominees for the various committees of the Board of Directors. The Nominating Committee will consider written proposals from shareholders for director nominees which are submitted to the Secretary of the Company in accordance with the procedures described below under the caption, "Shareholder Nominations and Proposals for the 2000 Annual Meeting of Shareholders". The Nominating Committee met once during fiscal 1998.

During the fiscal year ended December 31, 1998, there were 23 meetings of the Board of Directors. Each of the incumbent directors who were on the Board of Directors during 1998 attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served during his or her term of service on the Board.

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Board Compensation

Employee directors do not receive additional compensation for serving on the Board of Directors. Non-employee directors received a cash retainer for fiscal year 1998 of $3,750 for each quarter of service plus $1,000 for each full Board meeting attended and $500 for each teleconference Board meeting attended. In addition, each non-employee Board member as of May 1998 was granted an option to purchase 5,000 shares of common stock at an exercise price of $5.19, which vests quarterly over two years. The prior practice of paying the annual retainer fee with shares of common stock was discontinued as of January 1998. The Company also reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with service to the Company.

The following table shows compensation paid by the Company to non-employee directors during fiscal year 1998.

                                   Cash Compensation                     Option Grants
                          ------------------------------------     ---------------------------
                                                                      Number of Securities
                                                                           Underlying
Name                        Retainer ($)    Meeting Fees ($)            Options/SARs (#)
----                        ------------    ----------------            ----------------


Keith L. Barnes                $15,000           $16,500                       5,000
Frances M. Conley (1)          $16,467           $24,000                       5,000
Paul A. Gary (2)               $12,071           $13,500                       5,000
Edward D. Lazowska             $15,000           $16,500                       5,000
Donald R. Stenquist (3)         $2,055            $3,000                           0
Milton F. Zeutschel (3)         $2,219            $3,000                           0

--------------------------------

(1) Ms. Conley resigned from the Board of Directors in October 1998. She was paid $24,000 in lieu of meeting fees for serving as Chairman of the Board from January 1998 up to the date of her resignation as director.
(2)  Mr. Gary was elected to the Board of Directors in March 1998.
(3) Messrs. Stenquist and Zeutschel resigned from the Board of Directors in February 1998.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons who own more than ten percent of the Company's Common Stock ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports.

To the Company's knowledge, based solely on its review of copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers and directors were complied with during 1998 except for one report filed late by each of the following directors of the Company reporting the receipt of shares of Common Stock in January 1998 as payment of a retainer fee for service on the Board in 1997: Keith L. Barnes, 3,902 shares; Frances M. Conley (former director), 3,902 shares; Edward D. Lazowska, 3,902 shares; W. Hunter Simpson (former director), 1,422 shares; Donald R. Stenquist (former director), 3,902 shares; and Milton F. Zeutschel (former director), 3,902 shares.

                             EXECUTIVE COMPENSATION

Report of Compensation Committee on Annual Compensation

The Compensation Committee of the Board of Directors ("the Committee") is composed entirely of independent outside directors. The Committee is responsible for setting and administering the policies which govern all of the compensation programs of the Company.

The Committee has established a compensation plan for executive officers with three components: annual base salary, annual management incentive compensation and long-term stock options. Each of these components is described below. This executive officer compensation plan is evaluated annually by the Committee by reviewing Data I/O's overall financial performance, individual executive officer performance, and executive officer total compensation compared with other companies within the electronics industry.

Annual Base Salary Structure. The Committee establishes a base salary structure for each executive officer position. This structure defines the minimum, mid-point and maximum salary levels and the relationship of salary to total cash compensation. The Committee reviews the salary structure periodically based on surveys of compensation paid to executives performing similar duties with electronic manufacturing and software companies, located primarily in the United States, with annual revenues between $40 and $150 million. This group was selected as it is believed to be representative of the companies with which the Company competes for key employees.

The Committee's objective is to maintain a salary structure which, when combined with annual incentive compensation, provides the Company's executive officers with total cash compensation which is near the market median for executives with similar responsibilities, experience and ability. In 1998 the executive officer group as a whole received cash compensation which, according to survey data, was at or slightly above the aggregate median cash compensation paid to officers in similar positions at similar-sized electronics companies.

Management Incentive Compensation Plan ("MICP"). The MICP offers each executive officer a performance- based opportunity to earn additional annual cash compensation in an amount tied to a percentage of the executive officer's base salary. The Committee's objective in setting executive MICP percentages and the formulas for MICP payout is to pay above industry average total compensation for better than industry average historical financial performance and below industry average compensation for worse than industry average historical performance. The percentages of base salary targeted for MICP payout ("the guidelines") for executives for a given year are established by the Committee early in the year. The 1998 MICP guidelines for executive officers other than the President ranged from 30% to 40% of base salary, while the guideline for the President was 40%.

The actual MICP payout to an executive officer in relation to his or her guideline for 1998 was a function of four measurements: the Company's revenue compared to a pre-determined target, completion of certain development projects, customer satisfaction compared to pre-determined targets and the completion of a new strategic plan. The Committee believes that these targets and metrics were measures of key activities for the Company during 1998 which will affect near-term and long-term shareholder value. MICP payout to executive officers for 1998 was based entirely on a formula which included these four variables. Guideline MICP is to be paid to executive officers if the Company achieves a combined result of 100%. A lesser or greater percentage of guideline is to be paid if a combined result of greater or less than 100% is achieved.

The MICP for 1998 provided that no officer would receive an MICP payout if the Company did not achieve a certain level of combined accomplishment of the targets described above. The maximum payout to executive officers under MICP cannot exceed 200% of guideline. For 1998, the four individual targets were achieved to varying degrees and resulted in a 65% payout under this plan. See "Summary Annual Compensation Table."

Stock Option Plan. The Committee approves grants under the 1986 Employee Stock Option Plan, as amended and restated (the "1986 Plan"). This is the Company's only long-term incentive plan. The primary purpose of the 1986 Plan is to make a significant element of executive pay a reward for taking actions which maximize shareholder value over time. The Committee grants options based primarily on its perception of the executive's ability to affect future shareholder value and secondarily on the competitive conditions in the market for exceptionally talented executives who typically command compensation packages which include a significant equity incentive. All options granted to the President and Chief Executive Officer and any other executive officer in 1998 were based on these criteria.

In the electronics industry, stock options represent the principal compensation which attracts, retains and motivates exceptional executives. Accordingly, total outstanding options as a percentage of outstanding shares tends to be higher in electronics than in other industries. As of the Record Date, the Company's outstanding options represented approximately 18% of outstanding shares, which the Company believes is average within the electronics industry.

Historically, all options granted by the Company have been granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and, accordingly, will only have value if the Company's stock price increases. All options granted during and after August 1998 become exercisable at a rate of 12.5% per quarter. All options granted prior to August 1998 become exercisable at a rate of 25% per year, except for a 1993 grant to William C. Erxleben, the former President and Chief Executive Officer, which provided for vesting at a rate of 33.3% per year, two performance vesting grants to Mr. Erxleben in 1997 which vested in 1997 upon successful completion of certain measurable objectives, and a 1998 grant to David C. Bullis, former President and Chief Executive Officer, which provided for quarterly vesting over a four-year period. All grants are subject to acceleration of vesting in connection with certain events leading to a change in control of the Company or at any other time at the discretion of the Committee. All options granted to executive officers are issued in tandem with limited stock appreciation rights ("SARs"), which become exercisable only in the event of a change in control of the Company. See "Change in Control Arrangements."

In May 1998, the Compensation Committee authorized the cancellation and regrant at lower exercise prices of an option that had been granted to David C. Bullis at the time of his acceptance of the position of President and Chief Executive Officer. Following the original grant of this option, the market price of the Company's Common Stock declined so that the exercise price was higher than the market price of the underlying shares. The Committee decided to regrant the option at the then market price of the underlying stock because it believed that the decline in the market price of the Company's Common Stock since the date the option was granted frustrated the purpose of the option. The other terms of the regranted option, such as the vesting schedule and expiration date, are identical to those of the originally granted option.

In August 1998, the Compensation Committee authorized the cancellation and regrant at lower exercise prices of most options to purchase the Company's Common Stock, including the option held by Mr. Bullis described above and all other executive officers, which had an exercise price at or greater than $3.60 ("Underwater Options"). Following the original grant of these options, the market price of the Company's Common Stock declined so that the exercise prices of the Underwater Options were higher than the market price of the underlying shares. The Committee decided to regrant the options at exercise prices equal to the then market price of the underlying stock because it believed that the decline in the market price of the Company's Common Stock since the date the Underwater Options were granted frustrated the purpose of the options. The other terms of the regranted options, such as the vesting schedule and expiration date, are identical to those of the Underwater Options which they replaced except that the otherwise vested portion of the new options were not exercisable for a period of six months after the new grant date.

For additional information concerning the number of new options granted to the Chief Executive Officer and other executive officers, see "Ten-Year Option Repricings."

Performance Evaluation. The base salary of each executive officer is reviewed annually by the President and Chief Executive Officer. This is done on the basis of a formal review written by the President and Chief Executive Officer, evaluating the executive's prior year performance against documented job responsibilities and specific predetermined annual objectives. In developing executive compensation packages to recommend to the Committee, the President and Chief Executive Officer considers, in addition to each executive's prior year performance, the executive's long-term value to the Company, the executive's pay relative to that for comparable surveyed jobs, the executive's experience and ability relative to executives in similar positions, and the current year increases in executive compensation projected in industry surveys.

The Committee then reviews the President and Chief Executive Officer's recommendations for executive officers' total compensation and makes final decisions on pay for each executive officer based on the President and Chief Executive Officer's summary of the performance evaluations and on the other criteria and survey data described above. In this process, the Committee consults extensively with the Company's President and Chief Executive Officer.

The Committee meets annually without the President and Chief Executive Officer to evaluate his performance and to develop a recommendation for his compensation for the coming year. In addition to reviewing the Company's financial performance for the prior year, the Committee reviews compensation surveys for chief executive officers in similar companies and the President and Chief Executive Officer's individual performance, including development and execution of short- and long-term strategic objectives, Company revenue and profitability, and employee morale, the achievement of which is expected to increase shareholder value. The Committee then approves base salary and MICP percentage changes for all executive officers.

At the time he was hired, the Compensation Committee determined the 1998 compensation package, including salary, bonus, stock option grants, and other benefits for David C. Bullis, former President and Chief Executive Officer, based on the Committee's perception of his qualifications for the position, his ability to affect future shareholder value, compensation surveys (as noted above under "Annual Base Salary Structure"), and the competitive conditions in the market.

The Company has entered into agreements (the "Severance Agreements") with certain executive officers whereby such individuals will be entitled to receive payments if they are terminated without cause or resign with good reason within specified periods following the occurrence of certain events deemed to involve a change in control of the Company. See "Change in Control Arrangements." Under the Omnibus Budget Reconciliation Act of 1993, the federal income tax deduction for certain types of compensation paid to the chief executive officer and the four other most highly compensated executive officers of publicly held companies is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The Committee is aware of this limitation and believes that no compensation paid by the Company during 1999 will exceed the $1 million limitation, except possibly a portion of the sums payable pursuant to the Severance Agreements, if paid.


Respectfully submitted,

COMPENSATION COMMITTEE

Edward D. Lazowska




March 29, 1999

                           SUMMARY COMPENSATION TABLE

The following table shows compensation paid by the Company for services rendered during fiscal years 1998, 1997 and 1996 to all persons who served as the Chief Executive Officer (or acted in a similar capacity) in 1998 and the four other most highly compensated executive officers of the Company at December 31, 1998, whose salary and bonus exceeded $100,000 in 1998.

                                                                                    Long-Term
                                                                                    Compensation
                                                     Annual Compensation              Awards
                                      ------------------------------------------   -------------
                                                                                    Securities
             Name                                                       Other       Underlying        All
             and                                                        Annual       Options/        Other
          Principal                     Salary        Bonus          Compensation      SARs        Compensation
           Position             Year     ($)         ($) (1)             ($)       (#) (2) (3)      ($) (4)
-----------------------------------------------------------------------------------------------------------------


David C. Bullis                 1998     166,672        58,333  (6)           0         214,000       33,935 (7)
President/                      1997           0             0                0               0            0
Chief Executive Officer (5)     1996           0             0                0               0            0

William C. Erxleben             1998       4,101             0                0               0          150
President/                      1997     243,750       106,031                0         170,000       10,225
Chief Executive Officer (8)     1996     225,000             0                0          30,000        8,016

James J. David                  1998      77,055             0                0               0          528
President (9)                   1997     160,000        55,680                0          54,000       13,589
                                1996     101,231             0                0          50,000        4,049

Milton F. Zeutschel             1998           0             0                0               0            0
Acting President/               1997           0             0                0               0            0
Acting Chief Executive          1996           0             0                0               0            0
Officer  (10)

Mark L. Edelsward               1998     145,000        37,700                0          53,500       17,644  (11)
Vice President Worldwide        1997     152,896             0                0          34,500        6,909
Sales                           1996     176,723             0                0           1,500          714

Joel S. Hatlen                  1998     130,000        29,575                0          47,000        7,008
Vice President Finance/         1997      99,000        17,226                0           5,000       10,518
Chief Financial Officer,        1996      92,000             0                0           1,000        4,658
Secretary/Treasurer

Richard A. Mayes                1998     145,000        33,438                0          38,000        8,654
Vice President Strategic        1997     101,067        21,982                0          20,000        5,713
Marketing (12)                  1996      86,083        21,604  (13)          0           6,000        4,196

Susan S. Webber                 1998     126,875        39,575 (15)           0          33,250        6,161
Vice President Quality,         1997     104,000        27,144                0          20,000        4,160
Customer Service, and           1996      95,000             0                0           9,250        4,953
Human Resources (14)

-------------------------------
(1)

(1) For 1997 and 1998 these represent amounts earned under the MICP. (see also Footnotes 6 and 15)
(2) All options granted to executive officers are granted in tandem with an equal number of SARs. SARs are only exercisable upon the occurrence of certain events leading to a change in the control of the Company. See "Change in Control Arrangements."
(3) Includes options to purchase Common Stock at $3.48 per share granted in August 1998 in place of options to purchase the same number of shares at a higher price. See "Ten-Year Option Repricings" for more details.
(4) These amounts represent the Company's contributions to the Company's 401k Plan and its payment of term life insurance premiums on behalf of the executive (see also Footnotes 7 and 11).
(5) Mr. Bullis was hired in May 1998 and resigned from the Company effective February 22, 1999.
(6)  Represents a guaranteed 100% target prorated bonus for 1998.
(7) Includes relocation expenses and payment of related income taxes aggregating $32,719.
(8) Mr. Erxleben resigned as President and Chief Executive Officer of the Company on January 6, 1998.
(9) Mr. David was named President of the Company on January 16, 1998. He remained President until May 1, 1998, when Mr. Bullis was named President and Chief Executive Officer.
     Mr. David remained with the Company until August 31, 1998.
(10) Mr. Zeutschel resigned as Acting President in January 1998 and as Acting Chief Executive Officer and director in February 1998.
(11) Includes relocation expenses and payment of related income taxes aggregating $4,027 and commissions earned in 1997 but paid in 1998 aggregating $6,503.
(12) Mr. Mayes resigned as Vice President Strategic Marketing effective
     January 29, 1999.
(13) Represents a guaranteed MICP bonus for 1996.
(14) Ms. Webber resigned as Vice President-Quality, Customer Service, and
     Human Resources effective January 29, 1999.
(15) Includes special program incentive bonus of $10,000.

On January 6, 1998, Mr. Erxleben resigned as President and Chief Executive Officer of the Company. The Company and Mr. Erxleben subsequently entered into an agreement whereby Mr. Erxleben has agreed, among other things, not to compete with the Company and to provide consulting services to the Company for a period of 18 months following his resignation. For this agreement, the Company is paying Mr. Erxleben $250,000 over the 18 month period and extended the terms of his outstanding options. This extension is detailed in Footnote 8 on page 14.

On January 6, 1998, Milton F. Zeutschel, then a board member, was named Acting President and Acting Chief Executive Officer of the Company. On January 16, 1998, James J. David was named Acting President of the Company and Mr. Zeutschel remained Acting Chief Executive Officer. Mr. Zeutschel resigned as Acting Chief Executive Officer and as a director of the Company on February 23, 1998 for health reasons. Mr. Zeutschel served as Acting President and Acting Chief Executive Officer of the Company without compensation beyond that received for his service as a director.

On May 1, 1998, David C. Bullis was named President and Chief Executive Officer of the Company. He was also appointed to the Board of Directors on May 12, 1998. James J. David remained with the company until August 31, 1998 to assist in the transition. Mr. Bullis resigned as President and Chief Executive Officer effective February 22, 1999, but remains a director. Frederick R. Hume was named President and Chief Executive Officer effective February 23, 1999 and was appointed to the Board of Directors on January 29, 1999.

In August 1998, Mr. Bullis and the Board entered into an agreement whereby Mr. Bullis would receive certain benefits provided he remained as President and Chief Executive Officer of the Company for a period of six months or longer from the date of the agreement. Such benefits included a guaranteed bonus (see Summary Compensation Table), an option repricing opportunity (see Ten-Year Option Repricings Table), severance benefits to be paid in the event of a change in control of the Company, and severance benefits to be paid in connection with Mr. Bullis's resignation after six months (the "resignation severance"). This resignation severance would be equal to 50% of the sum of his annual base salary as of the effective date of the permitted resignation plus the cash bonus to which he would be entitled under any bonus plan that has been approved by the Company's Board of Directors regarding the current fiscal year. Upon Mr. Bullis's resignation in February 1999, he received a severance payment of $175,000.



                                         OPTION/SAR GRANTS TABLE
                                Option/SAR Grants in the Last Fiscal Year

                             Number of       Percent                                   Potential Realizable Value
                             Securities      of Total                                  at Assumed Annual Rates of
                             Underlying    Options/SARs     Exercise                    Stock Price Appreciation
                            Options/SARs    Granted to         or                         for Option Term (5)
                                                                                      -----------------------------
                              Granted       Employees      Base Price     Expiration    0%       5%        10%
           Name               (#) (1)       in Fiscal    ($/Sh) (2)(3)     Date (4)     ($)      ($)       ($)
                                               Year
-------------------------------------------------------------------------------------------------------------------

David C. Bullis (6) (7)       214,000             16.36%      3.48        04/03/04          0   253,276    574,597

William C. Erxleben (8)             0              0.00%                                    0         0          0

James J. David (9)                  0              0.00%                                    0         0          0

Milton F. Zeutschel (10)            0              0.00%                                    0         0          0

Mark L. Edelsward              16,000              1.22%      3.48         08/01/04         0    18,937     42,961
                                1,500 (11)         0.11%      3.48         04/27/99         0     1,775      4,028
                                1,000 (11)         0.08%      3.48         11/26/01         0     1,184      2,685
                                1,500 (11)         0.11%      3.48         08/24/04         0     1,775      4,028
                                3,500 (11)         0.27%      3.48         07/22/03         0     4,142      9,398
                               30,000 (11)         2.29%      3.48         12/09/03         0    35.506     80,551

Joel S. Hatlen                 16,000              1.22%      3.48         08/01/04         0    18,937     42,961
                               25,000 (11)         1.91%      3.48         01/11/04         0    29,588     67,126
                                1,000 (11)         0.08%      3.48         08/27/02         0     1,184      2,685

Richard A. Mayes (12)          15,000              1.15%      3.48         08/01/04         0    17,753     40,275
                               15,000 (11)         1.15%      3.48         12/09/03         0    17,753     40,275
                                3,000 (11)         0.23%      3.48         08/27/02         0     3,551      8,055
                                2,000 (11)         0.15%      3.48         07/22/03         0     2,367      5,370
                                3,000 (11)         0.23%      3.48         05/20/02         0     3,551      8,055

Susan S. Webber (13)           17,000              1.30%      3.48         08/01/04         0    20,120     45,646
                                2,000 (11)         0.15%      3.48         11/26/01         0     2,367      5,370
                                5,000 (11)         0.38%      3.48         07/22/03         0     5,918     13,425
                                9,250 (11)         0.71%      3.48         08/27/02         0    10,948     24,837

---------------------------

(1) An equal number of SARs are granted in tandem with options granted to executive officers. SARs are exercisable only upon the occurrence of certain events leading to a change in the control of the Company.
     See "Change in Control Arrangements."
(2) Under the terms of the Data I/O Corporation 1986 Stock Option Plan, as amended and restated, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of and reprice outstanding options.
(3) The exercise price may be paid by delivery of already owned shares, subject to certain conditions.
(4) All new options granted in August 1998 are exercisable commencing three months after grant date, with 12.5% of the shares exercisable at that time and an additional 12.5% of the shares exercisable on each successive quarter after the grant date, with full vesting occurring on the second anniversary of such date. The new options issued to Mr. Hatlen in January 1998 are exercisable commencing one year after the grant date, with 25% of the shares exercisable at that time and an additional 25% of the shares exercisable on each successive year after the grant date, with full vesting occurring on the fourth anniversary of such date. The new options issued to Mr. Bullis in April 1998 are exercisable commencing three months after grant date, with 6.25% of the shares exercisable at that time and an additional 6.25% of the shares exercisable on each successive quarter after the grant date, with full vesting occurring on the fourth anniversary of such date. The vesting schedule for options canceled and reissued in 1998 due to repricing follows the schedule set for the original options issued, except that the otherwise vested portion of the new options was not exercisable for a period of six months after the new grant date. Options which have been outstanding for at least six months will become exercisable in full upon the occurrence of certain events leading to a change in control of the Company. See "Change in Control Arrangements" below. Options expire six years from the date of grant, subject to earlier termination if the optionee's employment is terminated.
(5) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term.
     These numbers are calculated based on SEC requirements and do not reflect the Company's estimate of future stock price growth.
(6) Mr. Bullis's options originally granted on April 3, 1998 were repriced on May 14, 1998 to reflect the lower market price at that time of $4.69. These options were repriced again on August 3, 1998 to reflect the lower market price at the time of $3.48. See "Ten-Year Option Repricings."
(7)  Mr. Bullis resigned as President and Chief Executive Officer of the
     Company on February 22, 1999, but remains a director. All of his unvested options were forfeited at the time of his resignation. Any vested options held by him are exercisable through May 22, 1999. At this time, no options have been issued to Mr. Bullis in his capacity as a director.
(8) Mr. Erxleben resigned from the Company on January 6, 1998. All vested options held by him on January 6, 1998 will terminate on the earlier of
     (i) the original expiration date, (ii) the effective date of termination of his consulting engagement with the Company for cause, or
     (iii) 90 days after termination of the consulting engagement for any other reason. All unvested options held by him at January 6, 1998 will continue to vest until June 30, 1999 or the earlier termination of Mr. Erxleben's consulting engagement.
(9) Mr. David was named President of the Company on January 16, 1998. He remained President until May 1, 1998, when Mr. Bullis was named
     President and Chief Executive Officer. Mr. David remained with the
     Company until August 31, 1998. He was not granted options in 1998.
(10) Mr. Zeutschel resigned as Acting President in January 1998 and as Acting Chief Executive Officer and director in February 1998.
(11) Represents options to purchase shares of Common Stock at $3.48 per share granted in August 1998 in place of options granted in 1998 and in prior years to purchase the same number of shares at higher prices. See "Ten-Year Option Repricings". The repricing was offered to most option holders.
(12) Mr. Mayes resigned from the company on January 29, 1999. All outstanding unvested options were forfeited at the time of his resignation. Any vested options held by him are exercisable through April 29, 1999.
(13) Ms. Webber resigned from the Company on January 29, 1999. All outstanding unvested options were forfeited at the time of her resignation. Any vested options held by her are exercisable through April 29, 1999.



                                     OPTIONS/SAR EXERCISES AND YEAR-END VALUE TABLE
                                   Aggregated Options/SAR Exercises in Last Fiscal Year

                                                       # of Securities Underlying         Value of Unexercised
                               Shares                        Options/SARs at            In-the-Money Options/SARs
                            Acquired on     Value           December 31, 1998             at December 31, 1998
                              Exercise    Realized               (#) (2)                         ($) (3)
                                                     ----------------------------------------------------------------
           Name                 (#)        ($) (1)      Exercisable / Unexercisable     Exercisable / Unexercisable

---------------------------------------------------------------------------------------------------------------------

David C. Bullis (4)              0            0              40,125 / 173,875                     0 / 0

William C. Erxleben (5)          0            0             272,500 / 47,500                      0 / 0

James J. David (6)               0            0                   0 / 0                           0 / 0

Milton F. Zeutschel (7)          0            0                   0 / 0                           0 / 0

Mark L. Edelsward                0            0               8,000 / 51,500                      0 / 0

Joel S. Hatlen                   0            0              12,000 / 45,000                      0 / 0

Richard A. Mayes (8)             0            0               1,875 / 36,125                      0 / 0

Susan S. Webber (9)              0            0              20,875 / 31,125                      0 / 0

----------------------------

(1) Market value of underlying securities at exercise date, minus the exercise or base price of in-the-money options/SARs.
(2) Future exercisability is subject to vesting and the optionee remaining in the employment of the Company. In addition, all options are granted in tandem with an equal number of SARs. SARs are only exercisable upon the occurrence of certain events leading to a change in the control of the Company.
     See "Change in Control Arrangements."
(3) This value is calculated assuming the market value of the securities underlying the option/SAR at fiscal year end less the exercise or base price multiplied by the number of in-the-money options/SARs held.
     All options listed in this table are out-of-the-money.
(4) Mr. Bullis resigned as President and Chief Executive Officer of the Company on February 22, 1999, but remains a director. All unvested options were forfeited at the time of his resignation. Any vested options held by him are excercisable through May 22, 1999. At this time, no options have been issued to Mr. Bullis in his capacity as a director.
(5) Mr. Erxleben resigned from the Company on January 6, 1998. All vested options held by him on January 6, 1998 will terminate on the earlier of
     (i) the original expiration date, (ii) the effective date of termination of his consulting engagement with the Company for cause, or
     (iii) 90 days after termination of the consulting engagement for any other reason. All unvested options held by him at January 6, 1998 will continue to vest until June 30, 1999 or the earlier termination of Mr. Erxleben's consulting engagement.
(6) Mr. David was named President of the Company on January 16, 1998. He remained President until May 1, 1998, when Mr. Bullis was named President and Chief Executive Officer. Mr. David remained with the Company until August 31, 1998. Mr. David had no options outstanding on December 31, 1998.
(7) Mr. Zeutschel resigned as Acting President in January 1998 and as Acting Chief Executive Officer and director in February 1998.
(8) Mr. Mayes resigned from the company on January 29, 1999. All outstanding unvested options were forfeited at the time of his resignation. Any vested options held by him are exercisable through April 29, 1999.
(9) Ms. Webber resigned from the Company on January 29, 1999. All outstanding unvested options were forfeited at the time of her resignation. Any vested options held by her are exercisable through April 29, 1999.

                           TEN-YEAR OPTION REPRICINGS

The following table contains information about adjustments to the exercise prices of outstanding options held by executive officers in the last ten fiscal years. In 1989, the exercise price of outstanding options was reduced by $4.15 to reflect a $4.15 special dividend that was paid in that year. In 1997, the exercise price for most options priced at $6.00 or more was reduced to reflect the market value of the Common Stock on the date of the repricing. In August 1998, the exercise price for options priced higher than $3.60 was reduced to reflect the market value of the Common Stock on the date of the repricing. Also in 1998, options granted to Mr. Bullis at the time of his hiring were repriced in May 1998. All adjustments were done by cancellation of the original options and the grant of new options.

                                             Number of       Market                                    Length of
                                            Securities      Price of      Exercise     New          Original Option
                                            Underlying      Stock at      Price at     Exercise     Term Remaining
                                              Options        Time of       Time of       Price        at Date of
                              Repricing      Repriced       Repricing     Repricing                    Repricing
           Name                 Date            (#)            ($)           ($)          ($)
---------------------------  ------------  --------------  ------------  ------------  ----------- ------------------
David C. Bullis                8/3/98        214,000           3.48         4.69            3.48   5 years 243 days
  Former President, CEO        5/14/98       214,000           4.69         5.50            4.69   5 years 324 days

Thomas R. Clark                3/9/89         30,000           5.75         6.13            1.98   4 years 363 days
  Former President, CEO        3/9/89         10,958           5.75         9.13            4.98   2 years 220 days
                               3/9/89         39,042           5.75         9.13            4.98   2 years 220 days

James J. David                 4/23/97        50,000           4.56         6.00            4.56   5 years 17 days
  Former President

Mark L. Edelsward              8/3/98          1,500           3.48         3.75            3.48   0 years 87 days
  Vice President               8/3/98          1,000           3.48         4.56            3.48   3 years 26 days
                               8/3/98          1,500           3.48         4.56            3.48   4 years 25 days
                               8/3/98          3,500           3.48         5.00            3.48   4 years 354 days
                               8/3/98         30,000           3.48         6.75            3.48   5 years 129 days
                               4/23/97         1,000           4.56         8.50            4.56   4 years 124days
                               3/9/89          1,000           5.75         6.13            1.98   4 years 363 days

William C. Erxleben            2/20/97        85,000           5.00         8.50            5.00   4 years 190 days
  Former President, CEO        2/20/97        10,000           5.00         6.13            5.00   5 years 63 days

Joel S. Hatlen                 8/3/98          1,000           3.48         4.56            3.48   4 years 25 days
  Vice President, CFO          8/3/98          5,000           3.48         5.00            3.48   4 years 354 days
                               8/3/98         25,000           3.48         5.59            3.48   5 years 162 days

John J. Hagedorn               3/9/89         15,000           5.75         6.13            1.98   4 years 363 days
  Former Sr. Vice              3/9/89         35,000           5.75         8.00            3.85   4 years 185 days
  President

Richard C. Karr                3/9/89         25,000           5.75         6.13            1.98   4 years 363 days
  Former Vice President        3/9/89         17,100           5.75         8.75            4.60   3 years 281 days

Horst Mader                    3/9/89         20,000           5.75         6.13            1.98   4 years 363 days
  Former Vice President        3/9/89         15,300           5.75         8.75            4.60   3 years 281 days

Joseph H. Matthews             3/9/89         10,000           5.75         6.13            1.98   4 years 363 days
  Former Vice President        3/9/89         36,000           5.75         8.75            4.60   3 years 281 days

Richard A. Mayes               8/3/98          3,000           3.48         4.56            3.48   3 years 201 days
   Former Vice President       8/3/98          3,000           3.48         4.56            3.48   4 years 25 days
                               8/3/98          2,000           3.48         5.00            3.48   4 years 354 days
                               8/3/98         15,000           3.48         6.75            3.48   5 years 129 days
                               4/23/97         3,000           4.56         6.88            4.56   4 years 305 days

Lawrence L. Mayhew             3/9/89        115,761           5.75         8.75            4.60   3 years 281 days
  Former President, CEO        3/9/89         59,400           5.75         8.75            4.60   3 years 281 days

Maureen L. O'Larey             3/9/89          2,000           5.75         6.13            1.98   4 years 363 days
  Former Vice President        3/9/89          6,358           5.75         8.75            4.60   3 years 281 days

Domenico Picone                4/23/97        15,000           4.56         8.50            4.56   4 years 124 days
  Former Vice President

James Russell                  3/9/89         10,000           5.75         6.13            1.98   4 years 363 days
  Former Vice President        3/9/89          2,466           5.75         8.75            4.60   3 years 281 days

Susan S. Webber                8/3/98          2,000           3.48         4.56            3.48   3 years 26 days
  Former Vice President        8/3/98          5,000          3.48          5.00            3.48   4 years 354 days
                               8/3/98          9,250          3.48          4.56            3.48   4 years 25 days
                               4/23/97         2,000          4.56          8.50            4.56   4 years 124 days

---------------------------------------------------------------------------------------------------------------------

Shareholder Return Performance Graph

Shown below is a line-graph comparing cumulative total shareholder return on Data I/O Common Stock for each of the last five years against the cumulative total return for the Russell 2000 Index and the S & P High Tech Composite. This cumulative return includes the reinvestment of cash dividends.

                     COMPARATIVE FIVE-YEAR TOTAL RETURNS (1)
             Data I/O Corporation, Russell 2000, and S & P High Tech
                                    Composite
         (Performance results as of year end through December 31, 1998)

                                [OBJECT OMITTED]

--------------------------------------------------------------------------------
                                1993     1994    1995    1996    1997   1998
                            ----------------------------------------------------
DAIO                            $100     $228    $285    $217    $254    $71
Russell 2000                    $100      $97    $122    $140    $169   $163
S & P High Tech Composite       $100     $115    $165    $233    $292   $504
--------------------------------------------------------------------------------

[OBJECT OMITTED](1) Assumes $100 invested at the close of trading on December 31, 1993, in Data I/O Common Stock, in the Russell 2000 Index and in the S & P High Tech Composite. Cumulative total return assumes reinvestment of dividends.

Change in Control and Severance Arrangements

Options reported in the Option/SAR compensatory tables appearing above have been granted pursuant to the 1986 Plan. Historically most options granted under the 1986 Plan have been granted subject to a vesting schedule of either 25% per year or 12.5% per quarter. However, the 1986 Plan provides that options which have been outstanding for at least six months will become exercisable in full for the periods indicated: (i) for a period of 45 days beginning on the day on which any person or group (with certain exceptions) becomes the beneficial owner of 25% or more of the combined voting power of the Company's outstanding securities, unless such accumulation is previously approved by a disinterested majority of the plan's administrators; (ii) beginning on the date that a tender or exchange offer by any person (with certain exceptions) is first published or sent or given, and continuing for so long as such offer remains open, unless, upon consummation thereof, such person would be the beneficial owner of less than 30% of the shares of Common Stock then outstanding, unless such tender offer is approved by a disinterested majority of the Board; or (iii) immediately prior to consummation of (a) any merger, consolidation, reorganization or other transaction pursuant to which persons who hold the outstanding Common Stock immediately prior to the transaction have less than 40% of the combined voting power of the surviving entity; or (b) any sale, lease, exchange or other transfer not in the ordinary course of all or substantially all of the Company's assets. With any of the foregoing transactions, the Company will give each option holder notice 20 days prior to the proposed consummation date and each option holder will then be entitled to exercise their options in full or part at any time prior to consummation of such transaction. A holder's exercise of those options that become vested only as a result of such acceleration will be contingent upon consummation of such transaction.

In 1983, the Company adopted a Stock Appreciation Rights ("SARs") Plan which allows the Board to grant to each director, executive officer or holder of 10% or more of the stock of the Company a SAR with respect to certain options granted to these parties. A SAR has been granted in tandem with each option granted to an officer of the Company. SARs granted prior to February 3, 1993 and which have been held for at least six months are exercisable for a period of 20 days following the occurrence of either of the following events: (i) the first purchase of shares of the Company's Common Stock pursuant to any tender offer or exchange for such shares (other than an offer by the Company); or (ii) approval by the shareholders of the Company of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 50% of the outstanding shares of the Company's Common Stock into securities of a third party, or cash, or property, or a combination of any of the foregoing. SARs granted on or after February 3, 1993 and which have been held for at least six months are exercisable for a period of 20 days following the occurrence of either of the following events: (i) the close of business on the day that a tender or exchange offer by any person (with certain exceptions) is first published or sent or given if, upon consummation thereof, such person would be the beneficial owner of 30% or more of the shares of Common Stock then outstanding; or (ii) approval by the shareholders of the Company (or, if later, approval by the shareholders of a third party) of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 50% of the outstanding shares of the Company's Common Stock into securities of a third party, or cash, or property, or a combination of any of the foregoing.

The Company entered into severance agreements (the "Severance Agreements") with each of the following executive officers on the following dates: Joel S. Hatlen, Vice President Finance, Chief Financial Officer, Secretary and Treasurer in July 1998; Mark L. Edelsward, Vice President World Wide Sales in July 1998; James M. Rounds, Vice President Engineering in September 1998; Helmut Adamski, Vice President Marketing in November 1998; and Frederick R. Hume, President and Chief Executive Officer in February 1999. The respective agreements with Messrs. Hatlen and Edelsward provide for a lump sum payment to the Officer upon termination of the Officer's employment by the Company without cause or by the Officer for "good reason" (as defined in the Severance Agreements) 90 days prior and within one year following a change of control of the Company. The amount of the lump sum payment is equal to a multiple of the Officer's base salary at the time of termination, plus the average bonus received during the last three full fiscal years the Officer served in his or her present position (the "base"). The guideline for the multiple for each of the Officers is one times the base. The size of the multiple declines on a straight-line basis throughout the specified period, following a change in control, except that the multiple is never less than one-half. The amount payable under the Severance Agreements is subject to reduction if the aggregate present value of all payments received in connection with a change in control would exceed three times the Officer's "annualized includible compensation," as defined in Section 280G of the Internal Revenue Code, for the Officer's most recent five taxable years. The contract with Mr. Adamski guarantees his salary through November 2000 in exchange for his agreement to move to the United States. The respective agreements with Messrs. Rounds and Hume provide for the payment of one year's salary (base salary plus bonus). The agreement with Mr. Hume is a verbal agreement and the parties intend to enter into a written agreement in the near future.

In connection with execution of the Severance Agreements, the Company required each Officer to sign a confidentiality and non-competition agreement, which includes, among other things, a restriction against competing with the Company or soliciting employees from the Company for a one year period following termination if the Officer receives a payment under a Severance Agreement. The Board of Directors believes that the terms and conditions of the Severance Agreements are in the best interest of the Company because the Severance Agreements will enable the Officers to continue to focus on activities providing for the maximum long-term value to the Company's shareholders, even when faced with the possible change of control of the Company.

                         INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, upon recommendation of the Company's Audit Committee, engaged Ernst & Young LLP as the Company's principal accounting firm for the audit of the Company's 1998 consolidated financial statements. A representative of Ernst & Young LLP is expected to be in attendance at the Annual Meeting and will be afforded the opportunity to make a statement and respond to appropriate questions.

OTHER BUSINESS

As of the date of this Proxy Statement, the Company is not aware of any other business to be acted upon at the Annual Meeting. If any other business calling for a vote of the stockholders is properly presented at the meeting, the holders of the proxies will vote or refrain from voting in accordance with their best judgment.

SHAREHOLDER NOMINATIONS AND PROPOSALS FOR THE
2000 ANNUAL MEETING OF SHAREHOLDERS

The Company's Bylaws provide that advance notice of nominations for the election of directors at a meeting of shareholders must be delivered to or mailed and received by the Company 90 days prior to the date one year from the date of the immediately preceding Annual Meeting of Shareholders or, in the case of a special meeting of shareholders to elect directors, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders. The Bylaws also provide that advance notice of proposals to be brought before an Annual Meeting by a shareholder must be submitted in writing and delivered to or mailed and received by the Company not later than 90 days prior to the date one year from the date of the immediately preceding Annual Meeting of Shareholders.

Each notice of a nomination or proposal of business must contain, among other things: (i) the name and address of the shareholder who intends to make the nomination or proposal; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to vote at the meeting for the proposal; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and any material interest of such shareholder in any proposal to be submitted to the meeting; (iv) such other information regarding each nominee or proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) with respect to the nominations, the consent of each nominee to serve as a director of the Company if elected.

A copy of the full text of the provisions of the Company's Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of the Company upon written request.

In order to be included in the Company's proxy statement and form of proxy relating to its 2000 Annual Meeting of Shareholders, shareholder proposals or nominations to be presented at the 2000 Annual Meeting of Shareholders must be received by the Company at its executive offices by November 29, 1999.

SOLICITATION OF PROXIES

The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company has engaged MacKenzie Partners, Inc., a proxy solicitation firm, to advise the Board of Directors on shareholder relations and, possibly to render proxy solicitation services. MacKenzie has been paid a retainer fee of $10,000 and will be paid additional fees if solicitation services are provided. Solicitations of proxies may be made personally, or by mail, telephone, telegraph or messenger. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of solicitation of proxies will be paid by the Company.

                                     By order of the Board of Directors



                                     Frederick R. Hume
                                     President and Chief Executive Officer

Redmond, Washington
March 29, 1999

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                              DATA I/O CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                  Same As Above
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee.
[ ]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2) or
       Item 22(a)(2) of Schedule 14A.
[ ]    $500 per each party to the controversy pursuant to Exchange Act
       Rule 14a-6(i)(3).
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
       1)   Title of each class of securities to which transaction applies:
       2)   Aggregate number of securities to which transaction applies:
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): 4) Proposed maximum aggregate value of transaction: 5) Total fee paid:

[ ]    Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)   Amount Previously Paid:
       2)   Form, Schedule or Registration Statement No.:
       3)   Filing Party:
       4)   Date Filed:


Proxy

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              Data I/O CORPORATION

The undersigned hereby appoints Frederick R. Hume, and Joel S. Hatlen, and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, as designated below, the number of shares of common stock of Data I/O Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on May 11,
1999, or at any adjournment thereof. The undersigned directs that this proxy be voted as indicated on the reverse side hereof:

------------------------------------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: Please mark comments/address change box on reverse side.







------------------------------------------------------------------------------------------------------------

                     (Continued, and to be marked, dated and
                             signed on reverse side)


------------------------------------------------------------------------------------------------------------
                              FOLD AND DETACH HERE








                                                                                        Please mark
                                                                                        your votes as
                                                                                        indicated in
                                                                                        this example   [x]


This proxy, when properly executed, will be voted in the manner directed on this proxy card. The Board of Directors recommends a vote FOR all nominees. If no specification is made, all shares represented by this proxy will be voted FOR all of said nominees and will be voted in accordance with the discretion of the proxies on all other matters which may come before the meeting or any adjournment thereof.

1. Election of Directors

(INSTRUCTION:  To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

Keith L. Barnes
David C. Bullis
Glen F. Ceiley
Paul A. Gary
Frederick R. Hume
Edward D. Lozowska

FOR all nominees listed at left (except as marked to the contrary at left).             [__]

WITHHOLD ALL AUTHORITY to vote for all nominees listed at left.                         [__]

2. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                             COMMENTS/ADDRESS CHANGE
                    Please mark this box if you have written
                Comments/address change on the reverse side. [__]

The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue thereof.

Signature(s)_________________________________________________   Date_____________________

NOTE:  Please sign exactly as name appears on this proxy.  If block is held jointly, both persons should sign.  Persons signing in a representative capacity should give their title.

                              FOLD AND DETACH HERE